Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this amended Registration Statement on Form S-4 of Equity Bancshares, Inc. of our report dated December 23, 2024, with respect to the consolidated financial statements of Frontier Holdings, LLC and its subsidiaries as of September 30, 2024 and 2023, and for each of the years then ended, and the effectiveness of internal control over financial reporting as of September 30, 2024. We also consent to the reference to our firm under the caption “Experts” in this amended Registration Statement.

/s/ Forvis Mazars, LLP

Omaha, Nebraska

November 3, 2025